Exhibit 10.9

HINGE HEALTH

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of January 15, 2021 by and between Hinge Health, Inc., a Delaware corporation (the “Company”), and James Pursley (the “Employee”).

BACKGROUND

A. The Company desires to retain the services of the Employee initially as a part- time consultant and then as President of the Company from the date of this Agreement (the “Effective Date”).

B. The Employee is willing to be employed by the Company on the terms and subject to the conditions set forth in this Agreement. Except as provided below with respect to measuring the vesting of time vested RSUs, the terms of this Agreement apply once Employee is employed by the Company.

THE PARTIES AGREE AS FOLLOWS:

1. Title, Duties and Responsibilities.

1.1 President. The Employee will be employed by the Company as its President, and the Company agrees to employ and retain the Employee in such capacity. It is anticipated that Employee will become employed by the Company as its President in mid-March 2021.

1.2 Duties. The Employee will devote all of the Employee’s business time, energy, and skill to the affairs of the Company; provided, however, that during the Employee’s business time reasonable time for personal business, charitable or professional activities will be permitted, so long as such activities do not materially interfere with the Employee’s performance of services under this Agreement.

1.3 Performance of Duties. The Employee will discharge the duties described herein in a diligent and professional manner. The Employee will observe and comply at all times with the lawful directives of the Company’s Board of Directors and its designees, including without limitation the Company’s Executive Chairman and Chief Executive Officer regarding the Employee’s performance of the Employee’s duties and with the Company’s business policies, rules and regulations as adopted from time to time by the Board of Directors. The Employee will carry out and perform any and all reasonable and lawful orders, directions, and policies as may be stated by the Company from time to time, either orally or in writing.

2. Terms of Employment.

2.1 Employee at Will. The Employee is an “at will” employee of the Company, and the Employee’s employment may be terminated at any time for any reason or no reason by the Company, or the Employee, by the giving of written notice thereof by the Company to the Employee, or the Employee to the Company, as applicable subject to the terms and conditions of this Agreement.

2.2 Background Check. Employee’s employment offer is contingent on Employee satisfactorily passing, in the Company’s sole discretion, a background check conducted by the Company.

2.3 Immigration Documentation. Employee’s employment is contingent on Employee’s ability to prove Employee’s identity and authorization to work in the United States for the Company. Employee must comply with the Immigration and Naturalization Service’s employment verification requirements.

3. Compensation and Benefits.

3.1 Base Salary. As payment for the services to be rendered by the Employee as provided in Section 1 and subject to the provisions of Section 2 of this Agreement, the Company will pay the Employee a “Base Salary” at the rate of $350,000 per year, payable on the Company’s normal payroll schedule. The Employee’s “Base Salary” may be increased in accordance with the provisions hereof or as otherwise determined from time to time by the Company’s Board of Directors or Chief Executive Officer.

3.2 Severance. If the Employee is subject to an Involuntary Termination (as defined below), the Company will pay him his then Base Salary for a period of six months on the Company’s normal payroll schedule, and provided the Employee elects to continue coverage for himself and his eligible dependents in the Company’s group health plans under COBRA, the Company will reimburse the expense of such COBRA coverage for six months following the date on which such group health plan coverage would otherwise end due to the Employee’s Involuntary Termination. Severance benefits will be contingent on the Employee signing, and allowing to become effective not later than 60 days following the termination date, the Company’s standard form of release of claims, the Employee complying with his continuing obligations to the Company, and the Employee resigning from all positions the Employee then holds with the Company and its affiliates.

3.3 Additional Benefits.

(a) Benefit Plans. The Employee will be eligible to participate in such of the Company’s benefit plans as are now generally available or later made generally available to employees of the Company.

(b) Expense Reimbursement. The Company agrees to reimburse the Employee for all reasonable, ordinary and necessary travel expenses incurred by the Employee in conjunction with the Employee’s services to the Company consistent with the Company’s standard reimbursement policies. The Company will pay travel costs incurred by the Employee in conjunction with the Employee’s services to the Company consistent with the Company’s standard travel policies. The Company will reimburse Employee up to $10,000 for the reasonable attorneys fees you incur in connection with the negotiation and documentation of this Agreement and any related agreements.

(c) Vacation. The Employee will be entitled, without loss of compensation, to 17 days of vacation per year. Unused vacation may be accrued by the Employee up to a maximum of 30 days, when it will cease accruing until the Employee reduces the accrued, unused amount through use of vacation time. Accrued, but unused vacation will be paid out upon termination of employment only where required by applicable law.

3.4 Restricted Stock Units. Following the Effective Date, the senior management of the Company will recommend that the Board of Directors grant the Employee restricted stock units (“RSUs”) representing 1.25% of the Company’s fully diluted common stock (anticipated to be 884,278 RSUs) pursuant to the terms of the Company’s 2017 Equity Incentive Plan (the “Plan”). The terms of the RSUs will be documented by a Global Restricted Stock Unit Award Notice and Global Restricted Stock Unit Award Agreement which will be delivered to the Employee after the grant date of the RSUs.

(a) Vesting Requirements. The following vesting requirements must be satisfied before the RSUs will become vested and eligible for payment thereunder:

•	Time and Performance Vesting, subject to the Employee’s continued employment on each vesting date below (“Vesting Prong 1”):

•

60% of the total RSUs (estimated to be 530,566 RSUs) will satisfy Vesting Prong 1over four years, with 12.5% of such RSUs satisfying Vesting Prong 1 on the one year anniversary of the Effective Date (which, for the avoidance of doubt, will be measured from the date on which Employee begins performing services for the Company as a part-time consultant), 12.5% of such RSUs satisfying Vesting Prong 1 ratably on each monthly anniversary of the Effective Date thereafter over the following year (months 13-24), and 75% of such RSUs satisfying Vesting Prong 1 ratably on each monthly anniversary of the Effective Date thereafter over the following two years (months 25-48).

•

30% of the total RSUs (estimated to be 265,283 RSUs) will satisfy Vesting Prong 1 once the Company has achieved an aggregate of at least $250 million in Deployment Revenue over a rolling period of 4 consecutive quarters, and 10% of the total RSUs (estimated to be 88,429 RSUs) will satisfy Vesting Prong 1 once the Company has achieved an aggregate of at least $500 million in Deployment Revenue over a rolling period of 4 consecutive quarters. For the avoidance of doubt, each of the foregoing Deployment Revenue goals must be separately achieved in order for the applicable 30% and 10% portions of the RSUs to vest. “Deployment Revenue” means billable users multiplied by revenue per user collected . Revenue is net of write-offs for eligibility and is calculated by the Company’s CFO.

•

Liquidity Event Deadline: the occurrence of an initial public offering of the Company’s securities (“IPO”) or a Corporate Transaction (as defined in the Plan, provided that the transaction is also a “change in control event” under U.S. Treasury Regulation Section 1.409A-3(i)(5)(v)) (each a “Liquidity Event”), on or prior to the seventh anniversary of the grant date of the RSUs (the “Liquidity Event Deadline”) (“Vesting Prong 2”).

Each RSU will entitle the Employee to one share of the Company’s common stock following the date on which the RSU satisfies both Vesting Prong 1 and Vesting Prong 2 (or potentially cash in the event of a Corporate Transaction). Upon a Liquidity Event prior to the Liquidity Event Deadline, any RSUs that have satisfied Vesting Prong 1 will be eligible for payment, and any RSUs that have not satisfied Vesting Prong 1 will vest thereafter in accordance with Vesting Prong 1, subject to the Employees continued employment. Unless the Employee otherwise elects to pay his applicable withholding taxes in cash, all vested RSUs will be settled using net settlement, whereby the number of shares of the Company’s common stock delivered to the Employee will be reduced by the number of shares of the Company’s common stock necessary (based on the then fair market value of the Company’s common stock) to satisfy the Employee’s applicable withholding taxes.

(b) Effect of an Involuntary Termination of Employment Not in Connection with a Corporate Transaction. If the Employee is subject to an Involuntary Termination (as defined below) other than during the period commencing 3 months prior to and ending 12 months after a Corporate Transaction that occurs prior to the Liquidity Event Deadline, then 50% of the total unvested time vested RSUs shall immediately vest pursuant to Vesting Prong 1, provided the Employee signs, and allows to become effective not later than 60 days following the termination date, the Company’s standard form of release of claims, complies with the Employee’s continuing obligations to the Company, and resigns from all positions the Employee then holds with the Company and its affiliates. The RSUs will remain subject to satisfaction of Vesting Prong 2 if it has not occurred as of the date of the Employee’s Involuntary Termination.

(c) Effect of an Involuntary Termination of Employment in Connection with a Corporate Transaction. If the Employee is subject to an Involuntary Termination (as defined below) during the period commencing 3 months prior to and ending 12 months after a Corporate Transaction that occurs prior to the Liquidity Event Deadline, and such termination occurs (A) within the first year of the Effective Date, then 50% of the total unvested RSUs shall immediately vest pursuant to Vesting Prong 1, or (B) after the first anniversary of the Effective Date, then 100% of the total unvested RSUs shall immediately vest pursuant to Vesting Prong 1, provided the Employee signs, and allows to become effective not later than 60 days following the termination date, the Company’s standard form of release of claims, complies with the Employee’s continuing obligations to the Company, and resigns from all positions the Employee then holds with the Company and its affiliates. The RSUs will remain subject to satisfaction of Vesting Prong 2 if it has not occurred as of the date of the Employee’s Involuntary Termination.

“Cause” shall mean: (a) being convicted of, or entering a plea of nolo contendere, to a felony (other than a driving offense related solely to driving in excess of the speed limit), under the laws of the United States or committing any state crimes that involves an act or acts of dishonesty, moral turpitude or intentional felonious behavior which are materially detrimental to the Company or its affiliates; (b) willful failure or refusal by the Employee to follow the reasonable and lawful instructions of the Board of Directors or the CEO, consistent with this Agreement, which, to the extent not cured within 30 days after written notice thereof is given to the Employee by the Company; (c) violating a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company; or (d) breaching the material terms of any confidentiality agreement or inventions assignment agreement between the Employee and the Company.

“Good Reason” shall mean that the Employee resigns after one of the following conditions has come into existence without the Employee’s written consent: (1) a reduction in the Employee’s base salary, other than a reduction that is part of an expense reduction effort applied proportionately to the entire management team; (2) a material diminution in or other substantial adverse alteration in the nature or scope of the Employee’s title, authority, duties, responsibilities, or reporting relationships; (3) a relocation of the Employee’s principal workplace by more than 35 miles away from the Employee’s home prior to the relocation; or (4) following a Corporate Transaction, failure of the Company to provide Employee with a total direct compensation package (base salary, annual bonus opportunity, and long-term incentive opportunity) which is in the aggregate at least at the median of total direct compensation packages for the Company’s peer group as determined by an independent third party compensation consultant mutually agreed upon by the parties. In order for an event to qualify as Good Reason, the Employee must provide written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 30 days after the initial existence of the grounds for “Good Reason,” the Company must fail to reasonably remedy such act or omission within 30 days thereafter, and the Employee must resign from all positions with the Company not later than 30 days after the expiration of such cure period.

“Involuntary Termination” shall mean the termination of the Employee’s service by reason of:

(i) the involuntary discharge of the Employee by the Company (or the parent or subsidiary employing the Employee) for reasons other than Cause; or (ii) the voluntary resignation of the Employee for Good Reason.

(d) Securities Compliance. The Employee hereby acknowledges that at present the Company’s shares are not listed on any stock exchange, publicly traded or qualified for sale to the public. Any issuance, offer or sale of the Company’s shares or RSUs (including shares issuable upon settlement of the RSUs) will be subject to compliance with state and federal securities law and the terms of any underwriting, offering or listing agreements.

3.5 Section 409A. Unless otherwise expressly provided, any payment of compensation by the Company to the Employee, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e. 2 1⁄2 months) after the end of the calendar year in which the Employee’s right to such compensation is no longer subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of this Agreement, termination of employment shall be deemed to occur only upon “separation from service” as such term is defined under Section 409A. To the extent any amounts payable to the Employee constitute “nonqualified deferred compensation” (within the meaning of Section 409A), such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A (including a six month delay of termination payments made to specified employees of a public company, to the extent then applicable) and the Employee shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Every payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

4. Proprietary Information. The Employee will as of the Effective Date execute and deliver to the Company the Employee Confidential Information and Inventions Agreement attached as Exhibit A hereto.

5. Miscellaneous.

5.1 Waiver. The waiver of the breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

5.2 Notices. All notices and other communications under this Agreement will be in writing and will be given by personal or courier delivery, email, facsimile or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three business days after mailing if mailed, to the addresses of the Company and the Employee contained in the records of the Company at the time of such notice. Any party may change such party’s address for notices by notice duly given pursuant to this Section 5.2.

5.3 Headings. The section headings used in this Agreement are intended for convenience of reference and will not by themselves determine the construction or interpretation of any provision of this Agreement.

5.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, excluding those laws that direct the application of the laws of another jurisdiction.

5.5 Arbitration. With the exception of any claims for workers compensation, unemployment insurance, claims before any governmental administrative agencies as required by applicable law, or claims related to the National Labor Relations Act, any controversy relating to this Agreement or the Employee’s employment shall be settled by Company and the Employee by binding arbitration according to the applicable employment dispute resolution rules of the American Arbitration Association Employment Arbitration Rules and Mediation Procedures (available free of charge at www.adr.org). The arbitration, including any discovery in connection therewith, shall be subject to the State of Illinois Code of Civil Procedure. Such arbitration shall be presided over by a single arbitrator in the Chicago, Illinois, metropolitan area. Such binding arbitration is applicable to any and all claims under state, local and federal employment—related statutes, including without limitation the Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, all as amended and all similar statutory claims based on employee rights, as well as any claims related to the Employee’s services or a claimed breach of this Agreement, or the attached Employee Confidentiality and Proprietary Rights Assignment Agreement. The Company shall bear all costs uniquely associated with the arbitration process, including the arbitrator’s fees. The arbitrator shall have the authority to award any damages authorized by law. This agreement to arbitrate shall apply to both the Company and the Employee. The parties understand that they are giving up their right to a trial in a court of law.

5.6 Indemnification; D&O Coverage. To the maximum extent permitted by law, the Company will indemnify, defend and hold harmless the Employee from and against any claim, suit, proceedings demands, judgments, costs, expenses (including reasonable attorney’s fees), losses and damages arising out of the Employee’s performance of his duties and obligations for the Company in accordance with the Company’s standard form of indemnification agreement, in substantially the form attached hereto as Exhibit B. The Company will also cover the Employee under its directors and officers’ liability insurance at the same level applicable to other senior officers of the Company.

5.7 Survival of Obligations. This Agreement will be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement will not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Employee without the prior written consent of the other party.

5.8 Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

5.9 Withholding. All sums payable to the Employee hereunder will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

5.10 Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion will be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder will be enforced to the maximum extent possible.

5.11 Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Employee from the Company. All modifications to the Agreement must be in writing and signed by each of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

Company:	HINGE HEALTH, INC.

	By:	/s/ Daniel Perez
	Name:	Dan Perez
	Title:	CEO

Employee:

/s/ James Pursley
James Pursley